Exhibit 10.51

AMENDMENT TO LEASE AGREEMENT

This AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of October 20, 2011, by and between B.T. CONSULTING AND SERVICES, S.A. (“Lessor”) and TRES — CIENTO DOS — SEISCIENTOS TREINTA Y CUATRO MIL DOSCIENTOS CUARENTA Y TRES, SOCIEDAD DE RESPONSABILIDAD LIMITADA (“Lessee”).

RECITALS

WHEREAS, Lessor and Lessee are parties to that certain Lease Agreement, dated as of September 27, 2011 (the “Agreement);

WHEREAS, it was contemplated under the Agreement that Lessee would change its name in the corporate registry to Midland Credit Management CR, S.r.L.;

WHEREAS, effective as of October 12, 2011, Lessee changed its name in the corporate registry to MCM Midland Management Costa Rica, S.r.L.; and

WHEREAS, the parties desire to reflect the new registered name of Lessee in the Agreement.

NOW, THEREFORE, the parties agree as follows:

Section 1. References to Lessee. Effective as of October 12, 2011, all references to Lessee in the Agreement shall refer to MCM Midland Management Costa Rica, S.r.L.

Section 2. Ratification of Agreement; Incorporation by Reference. Except as specifically provided for in this Amendment, the Agreement is hereby confirmed and ratified in all respects and shall be and remain in full force and effect in accordance with its terms. This Amendment is subject to all of the terms, conditions and limitations set forth in the Agreement.

Section 3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of such party.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LESSEE:

MCM MIDLAND MANAGEMENT COSTA RICA, S.R.L.

/s/ James Syran
Name: James Syran
Title: Manager

ENCORE CAPITAL GROUP, INC.

/s/ J. Brandon Black
Name: J. Brandon Black
Title: Chief Executive Officer
Attn: Director, Legal Affairs and Contracts 3111 Camino Del Rio North, Suite 1300 San Diego, CA 92108 Approved by Legal

LESSOR:

B.T. CONSULTING AND SERVICES, S.A.

/s/ Carlos Piedra J.
Name: Carlos Piedra J.
Title: General Manager

GRUPO ULTRA, S.A.

/s/ Carlos Piedra J.
Name: Carlos Piedra J.
Title: Legal Representative

LEASE AGREEMENT

THIS AGREEMENT is entered into this 27th day of September, two thousand and eleven (2011) (“Effective Date”), BETWEEN:

AS OF ONE PART:

B.T. CONSULTING AND SERVICES, S.A. a corporation organized and existing under the laws of the Republic of Costa Rica, corporate identification number 3-101-277-443 (hereinafter and for the purposes of the present contract referred to as LESSOR), herein represented by CARLOS PIEDRA J., adult, married, bearer of identity card number 3-212-142, whose powers as representative of LESSOR are duly recorded in the Costa Rican Registry of Commercial Concerns, book 573 entry, 80047.

AS OF THE OTHER,

TRES — CIENTO DOS — SEISCIENTOS TREINTA Y CUATRO MIL DOSCIENTOS CUARENTA Y TRES, SOCIEDAD DE RESPONSABILIDAD LIMITADA to be named MIDLAND CREDIT MANAGEMENT CR, S.R.L., a corporation organized and existing under the laws of the Republic of Costa Rica, corporate identification number 3-102-634243 (hereinafter and for the purposes of the present contract referred to as LESSEE) herein represented by CAROLINA FLORES BEDOYA, of legal age, married once, lawyer, bearer of the identification card number 1-860-509, whose powers of attorney as representative of LESSEE are duly recorded in the Cost Rican Registry of Commercial Concerns under book 2011, entry 109645, consecutive one;

WHEREAS, LESSOR wishes to lease to LESSEE an office unit, and LESSEE wishes to lease an office unit from LESSOR;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the respective agreements herein set forth, LESSOR and LESSEE hereto agree in the following OFFICE UNIT LEASE AGREEMENT:

1. DEFINITION OF TERMS.

1.1 Definitions: The following words and expressions shall have the meanings hereby assigned to them, except where otherwise stated or where context so requires:

•	Lease: The present lease agreement;

•	The Park: shall mean the Free Zone Park known as ULTRAPARK 2, located in LAGUNILLA DE HEREDIA;

•

The Unit or “Original Space”: shall mean the office space which is the object of this contract, which has the following description: A finished office area as defined in Exhibit One with a gross area of approximately one thousand nine hundred forty six (1,946) square meters including approximately a 15% loss of usable area, as agreed per Exhibit One to this contract, located in Building 3 Level 1, in the Free Zone Park known as ULTRAPARK 2, in a property belonging to B.T. CONSULTING AND SERVICES, S. A. duly recorded at the Costa Rican Property Registry, Province of Heredia, under the “Folio Real” System, with the number 4-081688-f-000 located inside The Park off Main Street.

2. OBJECT AND ADDITIONAL FACILITIES.

LESSOR hereby agrees to lease The Unit to LESSEE, and LESSEE agrees to lease The Unit from LESSOR, under the terms and conditions herein established.

2.1. Permitted Use: Use for the Unit is approved for executive and administrative offices of the LESSEE, including call center and customer account support, marketing, sales, consulting, and customer services, engineering, education and training, and all other uses incidental and related to the foregoing business of the LESSEE. The LESSEE shall not alter the purpose of the Unit, without the express written authorization of the LESSOR. Nevertheless, if the modification of use of the Unit is consistent with the permitted office usage, the LESSEE will not require the LESSOR’s written authorization.

In accordance with the lease agreement, LESSEE shall at all times comply with all applicable national, municipal and other governmental regulations in the carrying out and execution of its activities, including, without limitation, Health Ministry, Free Zone regime, and customs regulations or resolutions approved in accordance with bylaws. The LESSOR shall cooperate with LESSEE and shall execute all applications, authorizations and other instruments reasonably required to enable the LESSEE to fulfill its responsibilities under this article.

2.2. Additional Facilities

In addition to any other facility specifically included in this Lease Agreement, the Leased Real Estate shall comprise:

2.2.1 Parking. The Unit includes 56 parking spaces included in the rent plus maintenance costs of $15.45 per space per month and may be located exterior to the building. As of and starting on the thirteenth month the monthly maintenance charge shall undergo a six percent (6%) yearly increase, using as basis for such increase the maintenance paid in the last month of the previous twelve month period. Under section 15.4 “Option on Contiguous Space and Right of first Refusal” in the event LESSEE exercises this option LESSEE is entitled to an additional 30 parking spaces included in the rent plus maintenance charges. Additionally, LESSEE has the right to rent additional parking spaces at the current rate of $85.00 per space per month plus applicable maintenance fees.

2.2.2 Common areas. This Lease includes the right of LESSEE to use the Common Facilities or common areas in common with other tenants of the Building. The words “Common Facilities” shall mean all of the facilities in or around the Building, designed and intended for common use by the tenants of the Building. Furthermore, the Lessee can make use of the Industrial Park’s common areas according to the regulations and specifications included in the By-laws in its current form, and including any subsequent amendments, including but not limited to vehicular access ways and on-site concrete or paved roads, sidewalks and authorized garbage disposal areas.

2.3 Special systems, equipment and additional constructions. The LESSEE may request, and at its own expense, install certain special systems and equipment in the Leased Real Estate in accordance with the By-laws. If LESSEE decides to carry out any additional Structural, Electrical, Mechanical, and common area works in the premises; and, before commencing an such activities, it shall submit to the LESSOR all the required construction permits, pay the costs for the LESSOR’s engineering and consultants review if required, and comply with the By-laws rules. Furthermore, LESSEE shall be responsible to cover any costs associated with obtaining such permits, including but not limited to any applicable taxes

3. TERM

This agreement shall have a term of five years as of January 2nd, 2012

4. RENTAL PRICE AND PAYMENT CONDITIONS

4.1 Rent. The monthly rent to be paid for the Leased Real Estate (the “Rent”) by the LESSEE, per square meter, shall be eighteen dollars and fifty cents (US$18.50), legal currency of the United States of America. The Rent has been calculated at the monthly rate of thirty six thousand and one dollar ($36,001.00) for total gross area.

The LESSEE shall begin making such payments on January 2nd, 2012 in accordance with the terms and conditions stated herein in this Agreement, subject to the following:

The monthly Rent in each period shall be paid in advance within the first five (5) calendar days of each month. In the event that the beginning or end of the term of this Lease is not the first of a month, rent shall be prorated such that LESSEE shall only pay the portion of the rent allocated to the portion of the month the Leased Real Estate is occupied by the LESSEE. Also, if for causes attributable to LESSOR the Unit cannot be made ready for occupancy prior to January 2nd, 2012 rent shall be prorated such that LESSEE shall only pay the portion of the rent allocated to the portion of the month the LESSOR has delivered the space in the Required Delivery Conditions as defined within this agreement. If the Unit cannot be made ready for occupancy prior to January 15th, 2012 for causes attributable to LESSEE rent shall begin on January 15, 2012.

As of and starting on the thirteenth month of the Term, and until the expiration of the present contract, the monthly Rent shall undergo a five percent (5%) yearly increase, using as basis for such increase the Rent paid in the last month of the previous twelve month period.

Payments can be made in dollars, legal tender of the United States of America in cash, check at the offices of ULTRAPARK, or electronic transfer to the LESSOR’s account. The validity of any form of payment different than cash remains subject to its final credit in favor of LESSOR. In case of wire transfers, the LESSEE shall notify in writing to the LESSOR, the date in which the transfer was executed, with a written communication of the SWIFT, or similar, transfer sequence and references.

For purposes of this Agreement, the LESSOR’s address shall be the address in effect where payments should be made.

4.2 Maintenance Fees and Building Fees.

4.2.1 LESSEE shall pay monthly building Maintenance Fees. Maintenance Fees are currently two dollars twenty five cents (US$2.25) per rentable square meter, for a total amount of four thousand three hundred seventy eight dollars and fifty cents (US$4,378.50). As of and starting on the thirteenth month of the Term, and until the expiration of the present contract, the Maintenance Fee shall undergo a six percent (6%) yearly increase, using as basis for such increase the Maintenance Fee paid in the last month of the previous twelve month period.

4.2.2 LESSEE shall be responsible for any costs of utilities including: the total cost of electricity, potable water and telecommunications providing service to its Premises Additionally, potable water and electricity cost in common areas of the Building, shall be calculated and paid in a pro rata basis. Such calculation will be the result from dividing the Leased Real Estate usable area by Building usable area. Likewise, LESSEE shall be responsible to pay any other installations or services not provided by the LESSOR. Utilities shall be paid by LESSEE in accordance with applicable fees and usage shall be determined by the meters specifically installed for such purpose by the carriers of these services, or installed by LESSOR, if necessary.

The totality of the monetary obligations contained herein this article four shall be considered part of LESSEE’s basic obligation to pay rent, in accordance with articles twenty five and sixty four of the General Urban and Suburban Lease Law in effect in Costa Rica.

4.3 Term of the Lease. The term of occupancy of the Unit shall commence as of January 2nd, 2012 (as defined in section 4.1, 6.1. hereof, and subject to section 6.2. hereof), and shall remain in effect for FIVE YEARS thereafter (the “Termination Date”), subject to extension and earlier termination as hereinafter provided.

4.4 Extended Term. Before expiration, the term can be extended for consecutive periods by mutual agreement in writing between the parties. Notice of request for renewal shall be at least (180) natural days prior to the expiration date.

The Term of the Lease may be extended or reduced by mutual agreement between the parties. The rights, obligations, terms, conditions and stipulations contained in this agreement, shall be understood as valid and executable for the extended periods if any, unless the parties decide otherwise in writing.

5. SECURITY DEPOSIT

5.1 Deposit. LESSEE hereby deposits with LESSOR the amount of one hundred eighty thousand and five dollars currency of legal tender of the United States of America (US$180,005.00) corresponding to five (5) months of rent, as security for the faithful performance by LESSEE of all the terms and conditions of the Lease, plus the amount of twenty one thousand eight hundred ninety two dollars and fifty cents currency of legal tender of the United States of America ($21,892.50) corresponding to the maintenance for five (5) months.

5.2 Use of deposit: Such deposit may be used by LESSOR, at any time during the term of the Lease, in any of the following cases:

a)	To cover for expenses incurred in the reparation of any material damages to The Unit attributable to LESSEE, which are not due to the normal handling and use of The Unit.

b)	To pay for any monthly rent not paid by LESSEE. In this sense, the LESSOR reserves the right of using all or part of the security deposit, as the case may be, as payment for unpaid rent, but is not in any case obliged to do so. Also, even in the event that the LESSOR chooses to use all or part of the security deposit to cover for rents not paid by LESSEE, LESSEE shall remain liable for the totality of those unpaid rents and responsible to replenish the security deposit to its original amount. Consequently, the existence of the security deposit or the use thereof by the LESSOR to cover for unpaid rents, shall not in any way hinder or preclude the LESSOR from undertaking eviction proceedings against LESSEE for default in payment or other legal remedies available at the time to the LESSOR. In any case, the use of this exclusive prerogative by the LESSOR shall never be assumed or interpreted unless there is specific written communication from the LESSOR in this sense.

c)	To cover for any other amount owed by LESSEE to the LESSOR by virtue of the Lease.

5.3 Replenishment of deposit: If at any moment during the term of the Lease, the use of the deposit were necessary in accordance with what is set forth in section five two (5.2) above, the amount used shall be, within eight (8) natural days of written notice by the LESSOR, reimbursed by LESSEE to the LESSOR, so that the faithful performance of the present contract remains fully secured at all times. If LESSEE defaults in fulfilling the obligation to replenish the security deposit in the aforementioned term, the LESSOR is hereby expressly authorized by LESSEE to take all or part of the payment tendered by LESSEE for the following month’s rent, in order to fully replenish the security deposit, and to continue doing this until the security deposit has been fully replenished. In such event, LESSEE shall remain liable for whatever amounts are taken from the monthly rental payments and consequently the LESSOR shall have the right to initiate and execute eviction procedures against LESSEE and to demand the return of The Unit due to default in payment. In any case, the use of this exclusive prerogative by the LESSOR shall never be assumed or interpreted unless there is specific written communication from the LESSOR in this sense.

5.4 Devolution of deposit: Provided LESSEE has fully and faithfully carried out all of the terms, covenants and conditions of the Lease, the security deposit shall be returned to LESSEE after the expiration of the Lease. At that time, LESSEE shall vacate The Unit and deliver The Unit to the LESSOR in optimal conditions, as it hereby receives it, except for consequence of normal use of the Unit,, in which case the LESSOR shall deliver to LESSEE, no later than thirty (30) natural days after termination, the amount received as guarantee deposit, in the same currency, namely, official currency of legal tender of the United States of America. Nevertheless, if it were necessary to use the guarantee deposit to pay for any of the aforementioned expenses, the LESSOR shall only reimburse to LESSEE the remaining balance, if any.

6. DATE OF DELIVERY AND USE OF THE UNIT

6.1 Date of Delivery and Legal Effect of the Agreement

The LESSOR shall deliver the Unit substantially prior to the Commencement Date of this Agreement and ready for LESSEE’s improvements such as structured telecommunications cabling, UPS, and furniture installation. LESSEE and LESSEE’s subcontractors or suppliers for the improvements herein contained may be granted access to the unit in order to proceed with the design and construction. The access will have to be previously coordinated with LESSOR’s project manager or engineer. Management and coordination of vendors retained directly by LESSEE shall also be part of additional construction services, if the LESSEE requests, provided by the LESSOR including but not limited to Furniture, Cabling, and Security requirements. LESSEE agrees to pay an additional mark-up of 15% over the cost of invoices provided by vendors for the aforementioned services if the LESSEE asks the LESSOR to provide such services. The construction schedule includes timeframes (including the delivery and/or approval by LESSEE of architectural plans, selection of finishes, workstation furniture, telecommunications structured cabling, etc.) that the LESSEE or its contractors, shall comply with to complete the works associated with the delivery of the Unit. LESSOR shall promptly notify LESSEE in writing of any delays on the schedule caused by the LESSEE or its contractors, in which case the agreed delivery date shall be extended one day for every day of LESSEE’s delay. If for causes attributable to LESSOR there is a delay in the delivery of Premises to LESSEE in the Required Delivery Condition by January 15, 2012, then LESSEE shall be entitled to a credit in the amount of two (2) days of Base Rent for every such day after the Commencement Date that LESSEE has failed to deliver the Premises in the Required Delivery Condition, to be applied against the Base Rent otherwise due and payable after such date, until said credits are fully realized by Tenant. If for causes attributable to the LESSEE there is a delay in the delivery of the Unit, the LESSEE shall begin to pay Rent as scheduled on January 15th, 2012.

6.2 Work Letter: LESSOR and LESSEE shall agree upon the Work Letter as an attachment as Exhibit Two to this Agreement that describes such specifications, finishes, materials and build out requirements to the Unit.

6.3 Care of premises: LESSEE shall take good care of The Unit and any fixtures which are and shall remain the property of the LESSOR, which may be located or situated on, in or made a part of The Unit, and shall at LESSEE’s own cost and expense, make all repairs to The Unit and fixtures caused by the abnormal or inappropriate use of The Unit, pursuant to section six eight (6.8) of this contract.

6.4 Waste and sewage: Engagement in activities which generate or may generate hazardous waste or pollution, or which require drainage or sewer systems other than those currently installed in The Unit, or which require special safety measures, is strictly forbidden.

6.5 Insurance and liability: LESSEE is solely responsible for the insurance of the LESSEE’S property, LESSEE’S improvements, equipment and inventory inside The Unit. LESSEE agrees to maintain in full force and effect during the entire term of the Lease, liability insurance including the LESSOR as an additional insured against any loss or damage sustained, or to which the LESSOR may be liable by reason of LESSEE’s occupancy and/or use of The Unit. The insurance policy obtained by LESSEE shall value The Unit in accordance with the value established by a qualified appraiser. Pursuant to this obligation, LESSEE agrees to furnish to the LESSOR, a certificate or other adequate document evidencing such insurance coverage, within thirty (30) calendar days of the date of occupancy.

The LESSOR is exempt from any and all liability for any damage or injury to person or property caused by or resulting from steam, electricity, gas, water, or rain, or leak or flow from or into any part of The Unit, or from any damage or injury caused by or due to the negligence of LESSEE, unless failure of the LESSOR to comply with its obligation under the applicable laws and this agreement.

6.6 Type of activities allowed: LESSEE is free to use The Unit within the aforementioned span of activities. Nevertheless, any and all changes in the specific use given to The Unit, shall have prior written authorization of the LESSOR.

6.7 Modifications: The LESSOR accepts that LESSEE may perform modifications on the premises necessary for the business activity of LESSEE in addition to those set forth in the Work Letter, namely, usual modifications for his line of business, provided those modifications do not damage or deteriorate The Unit, and no structural modifications are performed. The cost of these modifications shall be paid in full by LESSEE. The LESSOR will not pay nor recognize any amount for these modifications; consequently, upon termination of the present contract, such modifications or improvements shall remain the exclusive property of the LESSOR, unless it can be remove without damaging the Unit.

LESSEE will obtain any and all municipal permits and authorizations necessary for the activities carried out in The Unit, as well as those necessary for any modifications or improvements. Any modifications or alterations other than those specifically authorized herein, shall have the prior written consent of the LESSOR. In any case, the LESSOR may, at any time, appoint inspectors to make sure that the modifications or alteration carried out by LESSEE comply with these provisions and with general Park policy.

6.8 Conditioning and basic services: LESSEE acknowledges to know and to have inspected the premises of The Unit hereby delivered by the LESSOR, and to receive The Unit at this moment in full satisfaction. Likewise, LESSEE acknowledges that any expenses necessary to condition The Unit for initial operation, as well as expenses for the basic services of electricity, telecommunications, and water shall be paid by LESSEE.

6.9 Damages: Reparation of damages caused by abnormal or unauthorized use of The Unit, be these caused by officers, staff members or third parties in general, whether authorized or not, of LESSEE shall be paid by LESSEE.

6.10 Inspections: The LESSOR, or manager’s agents shall have the right to enter into and upon The Unit, or any part thereof, at all working hours for the purpose of examining The Unit, or making such repairs or alterations therein as may be necessary for the safety and preservation of The Unit duly coordinated with the LESSEE to reduce the impact on its operation, as well as to verify the full compliance with the provisions of the present contract, and of the LESSOR Bylaws of Operation. However, in emergency situations, the LESSOR shall have the right to inspect The Unit at any time it considers necessary.

6.11 Legislation and internal bylaws: LESSEE shall promptly execute and comply with the provisions of the Free Trade Zone Law, Number seven thousand two hundred and ten of November twenty three, nineteen ninety and its bylaws, and any other statutes, ordinances, rules, orders, regulations and requirements of any governmental or quasi-governmental authority, having jurisdiction applicable to The Unit or to The Park.

In addition, LESSEE hereby declares and acknowledges to have studied and understood the provisions of the LESSOR Bylaws of Operation, a true and exact copy of which is attached to and made an integral part of this contract as Exhibit Three. LESSEE shall at all times, promptly execute and comply with the provisions thereof.

LESSOR acknowledges that it holds all authorizations or permits required by government agencies applicable as owner of the Unit, and LESSOR complies with all applicable laws and bylaws thereof.

7. OF THE LESSEE’S RIGHTS AND OBLIGATIONS

7.1. Restrictions of the UNIT

The LESSEE:

7.1.1 Shall not modify the purpose of the Unit without prior authorization of the LESSOR.

7.1.2 Shall not carry out, within the Unit, any type of activity that produces noises, smells or disturbing activities to other occupants of the premises, or other neighbors, of the area where the Unit is located, and the execution of such activities shall at all times comply with the Bylaws, and the local and national regulations;

7.1.3. Accepts that the activities performed in the Unit shall not produce emanations that can adversely affect the environment or people’s health, and that the execution of such activities shall at all times comply with the Bylaws, and the local and national regulations;

7.1.4 Shall not use the Unit for the storage of flammable or dangerous substances, materials or chemicals unless such substances, materials or chemicals are used in facilities maintenance activities. In these cases, the LESSEE must communicate in writing such circumstance to LESSOR’s Manager, with copy to the LESSOR, including a list describing such items. The substances, materials, or chemicals should be properly stored in accordance with the applicable laws, regulations, and any other safety provisions.

7.2. Park Regulation. The LESSEE shall respect at all times ULTRAPARK’s Internal Regulations, and Bylaws, in its current text and its amendments. Said regulations, which the Lessee recognizes and accepts, are hereby attached to this Agreement as Exhibit Three.

7.3. Accidents. Except to the extent resulting from misconduct of the LESSOR, the LESSOR does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to the LESSEE or third parties. Notwithstanding the foregoing, in no event shall the LESSEE or LESSOR be liable for business losses, motivated or as a consequence of accidents caused by the other party, its agents, contractors, employees or invitees, or resulting from fraud or fault, as well as due to force majeure, during the effective term of this lease agreement and its possible extensions.

7.4. Notification of failures or accidents to the LESSOR. The LESSEE shall notify the LESSOR of those failures or accidents occurred in the Unit that may generate civil, criminal, or tortuous liability, directly or indirectly, to the LESSOR. The notice of said failures or accidents should be made by the LESSEE within the ensuing twenty-four hours of its knowledge. The notification to the LESSOR shall not cause LESSOR to assume additional liabilities than those agreed to in this Agreement or those imposed by law.

7.5. Transfer of Material, Machinery, or Heavy Equipment. The LESSEE may not move any equipment, goods or heavy machinery in and outside the building without the suitable means to avoid damaging the constructions located in the Unit, and it must be done in coordination with the LESSOR. Any damage resulting from the movement of the goods mentioned in this clause must be repaired by the LESSEE.

7.6. Compliance with the laws and applicable regulations. The LESSOR and LESSEE shall comply and execute, at their own cost and expense, whenever the case, with the provisions of this Lease Agreement any laws, ordinances, rules, orders, acts, regulations, and legal requirements in effect applicable to the Unit and the activities that LESSEE will perform in the Unit. In particular, but not limited to, the LESSEE shall comply with the corresponding and applicable provisions of the Law of the Free Zone Regime and its regulations, as well as the Customs Law and its regulations. The LESSOR and LESSEE shall exclusively bear all expenses resulting from the compliance of this Lease Agreement and with any legal regulations in effect. The LESSEE shall be responsible to LESSOR, as determined by Law, for any non-compliance with this Lease Agreement and/or the laws and regulations in effect as defined in this Agreement. The LESSOR shall be responsible to LESSEE, as determined by Law, for any non-compliance with this Lease Agreement and/or the laws and regulations in effect as defined in this Agreement.

7.7. Acquisition of Permits. The LESSEE shall be responsible to process and acquire all those permits necessary for its operation, in addition to the performance of activities carried out within the Unit, such as, but not limited to, those permits and authorizations necessary for operating under a free zone regime.

In the event that the LESSEE request any renovations or improvements on the property and the LESSOR authorizes them, the LESSEE shall assume the costs, exclusively, for the permits, authorizations and other necessary acts for their execution.

The LESSOR shall cooperate with the LESSEE in the acquisition of the corresponding permits or authorizations whenever its assistance is required for such purpose.

7.8.1. Release of liability in case of accidents. The LESSEE releases the LESSOR from any responsibility for any accidents resulting from electricity, flood, gas or any other phenomena resulting or not from the Unit usage, unless such were caused by the failure of the LESSOR to comply with its obligations under the applicable laws and this agreement.

7.8.2 Release of liability in case of robbery or theft. The LESSEE discharges the LESSOR from any responsibility for robbery or theft in the Unit, unless the same was caused by failure of the LESSOR or the security company contracted by the LESSOR, to comply with their obligations under the applicable laws and this agreement.

7.8.3. Prohibition of Common Areas Obstruction. The obstruction of common areas of the Industrial Park with equipment, vehicles, machinery, raw material or any other goods owned by the LESSEE or his/her contractors, employees, dependents or visitors, or any other person related with him/her, is expressly prohibited. The LESSEE must always supervise that common areas are free from obstructions caused by any of the persons mentioned in this clause. Particularly, the parking of vehicles owned by the LESSEE’s personnel or visitors in the main streets of the park is expressly prohibited.

7.8.4. Prohibition of Transit Areas Obstruction. Sidewalks, entrances, passageways, elevators, stairs, lobbies and other common transit areas may not be obstructed, used or occupied differently for the entrance or exit of machinery, material, equipment, vehicles or persons, depending on the case, related with the activities developed by the Lessee. The LESSEE must guarantee the compliance with this obligation on the part of his/her representatives, contractors, employees, dependents, visitors, and other related personnel.

7.8.5. Signage. The LESSEE shall not place, or allow the placement of signs or notices of any type, in any exterior area of the building or common areas of the park, other than the clearly designated sites by the LESSOR for these purposes. Moreover, the LESSEE shall comply with the signage specifications included in the Bylaws or other applicable documents to the LESSEE by virtue of the present agreement.

8. REPAIRS AND IMPROVEMENTS

8.1. Repairs. The LESSOR shall be obligated to repair, maintain and restore, at its expense, the Unit in general, including but not limited to, the exterior as well to maintain, at its expense the interior of the Unit in general, including electrical, mechanical, plumbing and structural.

8.1.2. If during the Term repairs, restoration work or replacements become necessary because of an emergency, LESSEE and LESSOR shall cooperate to have these repairs and replacements completed in a timely manner. The LESSEE shall bear the cost of any other repair such as broken glasses of internal windows, burnt light bulbs and internal painting. Any other damages or repairs caused or generated by the LESSEE’s negligence or willful misconduct shall run at the LESSEE’s expense.

8.2. Improvements. Notwithstanding the foregoing, the LESSEE shall not, without the prior written consent of the LESSOR, which consent shall not be unreasonably withheld or delayed, make changes or adjustments to the Unit, even if related to indoor or outdoor maintenance works. It shall not be necessary to obtain prior consent from the LESSOR to make indoor changes, adjustments or maintenance works whenever these do not affect the Unit’s structure or are permanently affixed to the same. The cost of the improvements shall be covered by LESSEE. All investments, non-removable improvements or the items that if removed may cause damage to the Unit´s structure, shall be for the benefit of the LESSOR, without giving rise to the LESSEE to request a deduction in the rent or an economic compensation for these, upon termination of the lease’s term.

If in any case the improvements, changes and adjustments introduced by LESSEE would alter the Maintenance Fees, which shall be modified in order to reflect the payment of the LESSEE of such increase.

8.3. Responsibility for damages. The LESSEE shall be liable for any damage or loss incurred to or suffered by the Unit, which is caused by or attributable to its employees, officers and/or agents, or by third parties or clients that visit or use the Unit, which does not include other decay caused by the normal use of the Unit.

The LESSEE shall be responsible for damages caused to the common areas of the premises through fault or negligence, or by its tenants, employees, salespeople, or visitors, and it will be liable to cover the costs incurred for such repairs. Also, the LESSEE shall abstain from all acts, even within the Unit, which impede or lessen the efficiency of the operation or use of the common areas.

Any form of damage caused by the LESSEE, or any of the aforementioned individuals mentioned in the second paragraph of this clause, shall be paid by the LESSEE, at its own expense, without the right to demand from the LESSOR or the Administration a reimbursement or cost deduction from the lease.

The repair of damages to the Unit shall be initiated by LESSEE within ten (10) business days from the date of occurrence.

If repairs, restoration work or replacements become necessary because of an emergency, LESSEE and LESSOR shall cooperate to have these repairs and replacements completed in a timely manner. In the event the LESSEE has not began repairs in ten days, LESSOR may perform them if, in its opinion, they are necessary to preserve the Unit’s safety or health of the occupants in it or the Building, or they are required by the Law, and submit an invoice to LESSEE which sets forth the costs incurred by LESSOR.

LESSEE shall reimburse LESSOR within thirty (30) days of LESSOR’s invoicing of LESSEE.

By virtue of this clause, the LESSEE’s liability is comprehensive and includes any violation acts to the legal system, caused by LESSEE’s activities performed in or by the use of the Leased Unit, whether by its employees, officers and/or agents or third parties or clients that visit or use the Unit, may these be civil, labor, environmental, health-related or any other sector, even when these acts are not subjected to an economic compensation.

9. OF THE LESSOR’S RIGHTS AND OBLIGATIONS

9.1. Ownership of the Goods Left in the Unit

After fifteen (15) calendar days of the termination date of the present Agreement, for any cause imputable or not to the LESSEE or after eviction for non-compliance with the payment, any goods owned by the LESSEE found inside the Real Estate or in the common areas of the Park shall be considered abandoned by the LESSEE, unless otherwise agreed with the LESSOR. Therefore, the LESSOR may take possession of the same. The LESSEE waives any right to seek any compensation resulting from such circumstance.

9.2. Entry Right on the part of the LESSOR to Repair Damages. The LESSOR, its employees or contractors, shall have the right to enter the Unit in order to make repairs that might correspond to it, in accordance with this Agreement and the legislation in effect. Nevertheless, the LESSOR must previously coordinate with the LESSEE the time in which such repairs shall take place, trying as far as possible, and pursuant to the particularities of the repair, that its execution must be done on the less prejudicial moment for the normal functioning of the LESSEE’s activities.

9.3. Non waiver of rights. The fact that the LESSOR or the LESSEE do not require compliance with any of the terms and conditions herein established, may not be considered as a waiver to the rights and actions granted by means of the present Agreement or the legislation applicable to the case.

9.4. Insurance. The LESSEE shall have an All Risk insurance to protect the goods of his/her property inside the offices. The LESSOR, on the other hand, shall have All Risk insurance that includes the coverage against earthquake, fire, and any other damage resulting from nature to protect the Building. Neither the LESSOR nor the LESSEE shall cover the deductibles of the other party, in case of loss.

9.5. Showing of facilities. If the LESSEE notifies the LESSOR its intent of not extending the Term of this agreement, during the last six months of the Term or the extended Term then in effect, or the LESSOR notify the LESSEE their intention to sell, the LESSOR shall have the right to show the Unit to people interested in leasing or purchasing. The visits to show the Unit must be scheduled by the LESSOR within LESSEE’s working hours, with a previous communication to the LESSEE. Nevertheless, the LESSOR must previously coordinate with the LESSEE the time in which such visits shall take place, trying as far as possible, and pursuant to the particularities of the visit, that it takes place on the less prejudicial moment for the normal functioning of the LESSEE’s activities.

9.6. Compliance with Law 7600. The LESSOR acknowledges that the Unit complies with all applicable requirements of Law 7600 “Law for the equal opportunities of handicapped people”. Any modification to the Unit, its accesses and parking spaces required to comply with the abovementioned law, shall be at LESSOR’s expense. LESSEE will be responsible at its expense that its internal design and its amendments comply with Law 7600.

10. ADVANCED TERMINATION OF THE CONTRACT

The present contract may be terminated before the expiration of the term under the present terms and conditions:

10.1 Bilateral advance termination: Both parties may agree on terminating the lease at any time prior to its expiration date, for the purpose of which an addendum to the present contract shall be entered into by the parties, setting the conditions of such termination.

10.2 Advanced termination by the Lessee: Both parties agree that LESSEE may terminate this Lease before the expiration date, provided it gives Ninety (90) days prior written notice to the LESSOR in which case LESSEE will forfeit the security deposit corresponding to five (5) months of rent (US$180,005.00) described in section five (5) above. Penalties will apply should the LESSEE terminate this contract before its term: 1. TERMINATION BEFORE THE THIRD ANNIVERSARY: should under any circumstances the LESSEE, terminate this contract before the THIRD anniversary of this lease, LESSEE shall be obligated for the rent and maintenance payments remaining through the end of the third year, plus 40% of the rent and maintenance payments for the fourth and fifth years. 2. TERMINATION AFTER THE THIRD ANNIVERSARY: should under any circumstances the LESSEE, terminate this contract after the third anniversary of this lease, LESSEE shall be obligated for 40% of the rent and maintenance payments remaining through the end of term. On the renewal or extension of the lease, the same terms and conditions will apply. Nevertheless, if LESSEE does not provide the required 90 day prior written notice, the rent for three additional months will be added to the fine.

If at the time of termination, LESSEE leaves The Unit showing damages that may prevent its regular use, and which are attributable to LESSEE, in addition to the aforementioned fines, LESSEE will be obliged to both cover the additional cost of repairs necessary to return The Unit to its original condition, and to pay for the monthly rent for as long as such repairs may extend. This period shall be agreed upon by the parties before commencing such repairs.

11. GOODWILL RIGHTS.

This Lease shall not give any goodwill right to LESSEE based on the development of The Unit, since such right is hereby expressly reserved for the LESSOR. LESSEE shall not be able to consider, as part of the goodwill of its establishment any of the rights derived from this Lease. Consequently, upon termination of the Lease, LESSEE shall not have any action against the LESSOR or its manager arising from such rights, or for the exploitation of commercial, mercantile or industrial rights.

12. GOVERNING LAW

This agreement shall be governed in all respects by, and shall be interpreted and construed in accordance with, the laws of the Republic of Costa Rica.

13. STAMP TAX VALUE

This contract is valued, for stamp tax purposes, at the amount of 0.5% of the amount of the lease payments of the term of the contract. Each party that registers the contract shall carry all expenses.

14. ARBITRATION

This Agreement shall be interpreted and governed in general by the laws of the Republic of Costa Rica and in particular by the General Urban and Suburban Lease Law in effect in Costa Rica. According to the Law “Ley sobre Resolución Alterna de Conflictos y Promoción de la Paz Social” Number 8828, approved on December 4th., 1998 and published on January 14th, 1998 in the Official Newspaper “La Gaceta”, particularly but not limited to article 22, it is accepted by the Parties that this Agreement shall be interpreted and governed by the laws of the Republic of Costa Rica. Any dispute or claim (“The Dispute”) with respect to the validity, construction or enforceability of this Agreement or arising out of or in relation to this Agreement, or for the breach hereof shall be initially resolved by the Parties in good faith within 30 Days (“the Initial Period”) from the day of notice by any of the Parties to the other Party as to the existence of a dispute or claim. If the Parties are unable to settle The Dispute within the period of time indicated before, the Dispute shall be finally settled by arbitration in Costa Rica by three arbitrators selected in accordance with the commercial arbitration rules of the Conciliation and Arbitration Center of the Costa Rican Chamber of Commerce. All rules of the Conciliation and Arbitration Center of the American Chamber of the of Commerce shall apply to the arbitration and the arbitration process and for purposes of article 19 of Law 8828 it is agreed that, under such Law, the arbitration shall be considered an arbitration of law. The arbitrators should decide which party should be liable for the payment of all costs, expenses and fees related to the arbitration. The arbitration award shall be well founded, in writing and shall be final and shall not be subject to appeals of any type, accepted by both parties. Such decision cannot be appealed, with the exemption of the revision and nullity appeals, according to the rules of the Costa Rican Chamber of Commerce.

15. MISCELLANEOUS

15.1 Amendment: Any and all agreements by the Parties to amend, change, extend, review or discharge this agreement, in whole or in part, shall be binding on the Parties, so long as such agreements shall be in writing and executed jointly by all the Parties.

15.2 Generator: LESSOR can provide a generator with capability to source emergency power to the Unit including all lighting and other electrical systems, life/safety systems, & VAC at a density ratio of approximately 1 (one) person per 9.3 (nine point three) square meters of office space. LESSEE will be responsible for proportionate management and fuel charges based upon size of the leased premise as a proportionate of the overall premises that may avail of the emergency power.

15.3 VAC: LESSOR will install air conditioning units to accommodate a density ratio of approximately 1 (one) person per 9.3 (nine point three) square meters of office space. The LESSEE will have control of

VAC systems in the Unit. LESSOR will be responsible for maintenance of VAC equipment payable by LESSEE at $0.68 per meter per month. LESSEE will pay the electric consumption. As of and starting on the thirteenth month of the Term, and until the expiration of the present contract, the monthly maintenance charge shall undergo a six percent (6%) yearly increase, using as basis for such increase the maintenance paid in the last month of the previous twelve month period.

15.4 Option on Contiguous Space and Right of First Refusal

Provided LESSEE is not in default beyond an applicable notice and cure period, LESSEE shall have the exclusive right to lease the remaining contiguous space on the first level of Building 3—1037 M2 (the Contiguous Space) during the first six months of the term of this lease at the current terms and conditions of the Original Space without cost to the LESSEE. During this six month period, LESSOR agrees to reserve the Contiguous Space and not lease the Contiguous Space to any third party. Beginning the seventh month of the term, LESSEE shall have the option to pay LESSOR $8.75 M2 per month for the Contiguous Space during months seven through eighteen of the term of this lease to exclusively reserve the right to lease the Contiguous Space at the current terms and conditions of the Original Space. Should LESSEE choose not to exclusively reserve the space after the sixth month of the term, LESSEE will have the First Right of Refusal for the Contiguous Space during months seven through twelve of the term, which Tenant shall be required to exercise in the manner described as follows: Upon LESSOR’S delivery to LESSEE of a bona fide letter of intent to lease space to which LESSEE has a right of first refusal, LESSEE shall provide LESSOR written notice within three (3) business days of its intent to lease the same upon the same terms set forth in the letter of intent. Otherwise, the LESSEE’S right of first refusal as to the space set forth in the letter of intent shall be waived. Upon LESSEE’S exercise of its right of first refusal, this lease shall be amended to adjust the square footage and rent in accordance with the letter of intent;

Commencement of term and payment of Rent and Maintenance charges for the Contiguous Space shall begin when LESSEE exercises its right to lease the Contiguous Space. An addendum to the original lease with the current terms and conditions of the Original Space shall be executed extending the term of the Original Space to five years from the commencement date of the Contiguous Space to be coterminous with the Contiguous Space. Rent and Maintenance increment dates shall remain January 2nd through the new term.

LESSOR shall have the right at any time to show the Contiguous Space to prospective clients.

15.4 Assignment of Lease Rights and Sublease

Neither The Unit nor any portion of The Unit may be sublet, nor may this Lease be assigned or transferred, totally or partially, at any time by LESSEE, without the prior and express written consent of LESSOR, upon such terms and conditions that LESSOR may require.

LESSOR’S consent shall be required at all times and for any assignment or sublease (or permission granted for occupancy of the Unit) by LESSEE solely to a parent, subsidiary or successor corporation or any corporation with the same parent as LESSEE or any of the foregoing. In such case LESSOR must receive timely notice and a copy of the documentation thereof proving the same or a similar activity as performed by LESSEE and not prohibited by the Laws of Costa Rica and that in any way or manner will attempt or contradict the rulings of LESSOR, and LESSEE remains liable to LESSOR as in this Lease provided.

Whenever LESSOR’S consent, approval or other determination or promulgation is required or permitted under the Lease, LESSOR shall act reasonably and with due diligence in connection therewith.

15.5 Entire Agreement: This agreement constitutes and expresses the entire agreement of the Parties as to all the matters herein referred to. All previous discussions, promises, representations and understandings relative thereto among the Parties are thus inapplicable.

15.6 Notices: All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand in the main offices of each of the parties hereof, as follows:

a)	To LESSOR: at its management offices located in CCT Ultrapark, S.A. in La Aurora, Heredia. Nevertheless a copy thereof shall be delivered to:

Lic. Luis Miguel Carballo

Bufete Carballo & Carballo

San José, Costa Rica

b)	To LESSEE: at The Unit located in The Park, in Lagunilla, Heredia. Nevertheless a copy thereof shall be sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier services and shall be deemed given when so telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier services), to: .

15.7 Schedules: The schedules to this Agreement constitute an integral part hereof.

[remainder intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this agreement as of the date first above written.

LESSEE:

TRES — CIENTO DOS — SEISCIENTOS TREINTA Y CUATRO MIL DOSCIENTOS CUARENTA Y TRES, SOCIEDAD DE RESPONSABILIDAD LIMITADA to be named MIDLAND CREDIT MANAGEMENT CR, S.R.L.

/s/ Carolina Flores Bedoya
Name: Carolina Flores Bedoya
Title:

ENCORE CAPITAL GROUP, INC.

/s/ J. Brandon Black
Name: J. Brandon Black
Title: Chief Executive Officer
Attn: Director, Legal Affairs and Contracts
3111 Camino Del Rio North, Suite 1300 San Diego, CA 92108

Approved by Legal

LESSOR:

B.T. CONSULTING AND SERVICES, S.A.

/s/ Carlos Piedra J.
Name: Carlos Piedra J
Title: General Manager

GRUPO ULTRA, S.A.

/s/ Carlos Piedra J.
Name: Carlos Piedra J.
Title: Legal Representative

WORK LETTER

General Conditions

•	All demising walls and restroom walls will be constructed by landlord and be continuous from floor to underside of structure above. These walls will be insulated.

•	All life safety and emergency code requirements shall be provided by landlord.

•	Landlord to provide access cards for pedestrian/car entry site access.

•	Open office areas shall have ceiling heights as high as possible but not to exceed 12’. Enclosed rooms ceiling height shall be 9.5’ high.

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Electrical and VAC density requirements based upon architectural and furniture layouts in Exhibit 1 will be charged to Tenant by Landlord should they be deemed above building density standards of 1 person for every 10 sq mtrs of rentable space, and Tenant shall bear the cost of such upgrades.

GENERAL REQUIREMENTS

See space plan to validate counts, linear footages and areas of the items described below.

•	Doors—Entry doors are tempered glass with aluminum frames. Interior standard door with passage latch set.

•	Floor Finishes—Provide standard wood or rubber moulding wall base and building standard carpet.

•	Wall Finishes—All walls to be painted.

•	Ceiling System—Provide new 2’ x 4’ ceiling grid system and ceiling tiles.

•	Lighting—Provide standard 2’ x 4’ fluorescent light fixtures per lighting engineering plan as agreed upon by Tenant and Landlord.

•	Structural Bracing—structural bracing shall be plastered and painted.

•	Electrical Closets & I.T. rooms—Floors shall be polished and sealed concrete. Open ceilings. Standard doors

•	Break Room Area Casework—Provide plastic laminated lower cabinets as shown on plan.

OUTLINE SPECIFICATIONS

A. Guidelines for Proposed Landlord Improvement

1.	Contractor to comply with the current “general conditions” and building requirements as provided by the building owner.

2.	Contractor shall be responsible for providing all work and materials in accordance with the latest local Building Codes and Ordinances.

3.	The contractor shall immediately notify Tenant of any discrepancies in the Space Plan and of any field conditions, which may cause deviation from Space Plan

4.	All materials to be new unless noted otherwise.

5.	Contractor to provide all fire/emergency systems as required by all applicable codes. Fire/emergency systems include, but are not limited to, sprinkler modifications, fire extinguishers, audible alarms, sprinklers, smoke and heat detectors, strobes, and exit signs.

B. Demolition

1.	Based on new construction, demolition will be kept to a minimum. Standard professional practice shall be maintained at all times.

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2.	Any core drill drilling will require standard practices and safety measures for the construction and structural system.

C. Woodwork and Casework

1.	New casework to be of premium grade with flush overlay construction of wood and plastic laminate veneer.

2.	Plastic laminate colors to be selected from Formica, Wilsonart, or Nevamar. Standard colors and patterns.

3.	Provide all required bracing and blocking.

E. Partition Construction

1.	Framing @ Full Height Corridor Walls: Where walls run to the underside of the structure above provide 3-5/8” 25 Gauge steel studs at 16” o.c. with 1/2’ type “X” GWB.

2.	Framing @ Full Height Corridor Walls: Where walls run to the underside of the structure above provide 3-5/8” 25 Gauge steel studs at 16” o.c. with 1/2’ type “X” GWB.

3.	Framing @ Ceiling Height Walls: Where walls have suspended ceiling on both sides provide 3-5/8” 25 Gauge steel studs at 16” o.c. with 1/2” type “X” GWB to ACT ceiling unless noted otherwise.

4.	Partial height wall bracing shall be 4 nested 20 Ga. studs as shown to structure above.

5.	All partitions perpendicular to the exterior glass wall shall terminate at a vertical window mullion (if applicable per space plan) and if necessary returns will be 12” away from glass.

6.	All Columns shall be plastered and painted.

7.	Plumbing walls shall have correct stud width or furring for required drain and vent lines.

F. Ceilings

1.	Ceiling Suspension System: Landlord uses Armstrong ceiling system.

2.	Ceiling Tiles: Landlord uses 1729 Armstrong fine finish.

G. Floor Finish

1.	Landlord standard is 26 oz. broad loop.

2.	Landlord standard is ceramic tile.

3.	Standard Base is wood or rubber molding.

H. Wall Finish

1.	Paint all walls, column and GWB ceiling/soffit surfaces. Steel columns and steel bracing will be left in primed and painted if found on site and not able to be enclosed in GWB.

2.	Colors: Provide allowance for 1 neutral field color and up to 3 color accents.

3.	Paint for the light surfaces to conform to the requirements of the “Architectural Specifications Manual” (AWS) for paint systems. Latex paint: AWS System 3-B “custom” (2 coat) grade light color paint finish on gypsum board surfaces.

4.	Paint for the dark surfaces to conform to the requirements for the “Architectural Specifications Manual” (AWS) for paint systems. Latex paint: AWS System 3-B “custom” (2 coats) grade deep tone paint finish on gypsum board surfaces.

5.	Provide semi-gloss sheen on all wet wall areas.

6.	Landlord standard door frames are of natural wood finish.

K. HVAC/ Mechanical/ Plumbing (see General Conditions and 10:1 Ratio)

1.	Provide a new tenant HVAC system with all materials, equipment and labor for complete and operable HVAC system. System shall be air balanced per building specifications.

2.	Provide plumbing system for tenant requested kitchen area

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L. Lighting/ Electrical

1.	Provide occupancy as applicable by code and provide lighting override system controlled by Tenant operational hours at all open office areas.

2.	Space shall be required within the office area for electrical equipment supporting the office.

3.	Work stations shall be pre-wired.

4.	Lighting

a.	Standard Office Lighting at Ceiling Areas:
2x4 recessed fluorescent parabolic fixtures shall be building standard.

M. Fire-Life Safety

1.	Building will have a fire sprinkler system in compliance with NFPA 13 per IBC 2003 Code Section 903.3.1.1. Tenant will be required to reconfigure fire sprinkler system as needed to complete their tenant improvement

2.	Provide all emergency lighting, exit signs, fire alarm speakers, strobes and bells as required by code. Design and install the same in compliance with the Americans with Disabilities Act.

3.	Provide fire rated doors and frames, fire extinguishers, etc. as required by applicable local codes and laws.

TENANT SPECIFIC UPGRADES

General Conditions

•	All life safety and emergency code requirements shall be provided by Landlord.

•	All doors within the Unit may be controlled by Tenant’s access control system.

•	Exterior windows shall have mini-blinds approved by Landlord.

•	All glass surfaces inside the unit may be covered in translucent film

•	Tenant shall be responsible for its internal voice and data communication cabling.

•	Tenant shall be responsible for furniture and installation thereof, along with hookup.

•	Tenant shall be responsible for its internal security system.

•	Tenant shall be responsible for any UPS (systems, cabling, & infrastructure) serving the Premises.

•	Tenant shall be responsible for electrical and VAC requirements within MDF, IDF, or other I.T. rooms within the Premises.

EXAMPLES OF SPACE UPGRADES AT TENANT EXPENSE

See space plan to validate counts, linear footages and areas of the items described below. Costs associated with Tenant Specific Upgrades and upgrades requested from Landlord and costs for Electrical / VAC density upgrades shall be paid by Tenant to Landlord 50% in advance, 40% at mid-point of completion, and 10% balance upon delivery.

General

•	Doors—Access card system. Steel Doors

•	Floor Finishes—Carpet tile or broadloom upgrades. Curved flooring patterns

•	Casework—Upper cabinets or furniture outside main break room

•	Ceilings—Gypsum ceiling affects

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•	Lightinq—Decorative fixture(s) and down lighting. Dimmable lighting. Daylight sensors or other lighting controls

•	Sound insulation—Sound insulation in wall partitions.

•	Projector—Electrical conduit and cabling and mounting requirements for ceiling mount projectors, white boards, or wall mount flat screens. Tenant to provide projector, white boards, and flat screens.

•	Floor Boxes—Electrical conduit and cabling, hardware, and civil works for electrical / telecommunication floor boxes

•	HVAC—Separate zone(s) for any individual rooms

•	I.T. / Server Rooms—VAC and electrical requirements.

•	Furniture—Electrical connection of furniture from junction box above ceiling or on wall, and internal electrical cabling of furniture

OUTLINE SPECIFICATIONS: (Additions/upgrades that would be at Tenant’s expense.)

A. Miscellaneous Requirements

1.	Tenant shall supply all furniture and system furniture. Contractor shall coordinate tenant and vendor as needed.

2.	All tenant access control systems shall be installed by the tenant at the tenant’s expense.

B. HVAC/ Mechanical/ Plumbing

1.	Final requirements for I.T. rooms to be designated and paid by Tenant.

C. Lighting/Electrical

1.	Tenant shall supply all voice data cabling. Contractor shall coordinate tenant and vendor as needed and supply mud rings and pull strings.

2.	Tenant may also require UPS (systems, cabling, & infrastructure), TVSS or emergency back up power in other locations.

3.	Final requirements for I.T. rooms to be designated and paid by Tenant.

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Exhibit Three—Ultrapark II Bylaws

INTERNAL REGULATIONS OF OPERATION OF THE

B.T CONSULTING AND SERVICES S.A (ULTRAPARK II) FREE ZONE

CHAPTER I: GENERAL PROVISIONS

Article 1. Introduction

The B.T CONSULTING AND SERVICES S.A (Ultrapark II) Free Zone is a complex composed of offices units to be sold or leased to companies beneficiaries under the Free Zone Regime, in accordance with Article 17, subsection ch) of Law number 7210 of November 23, 1990, and which can, in the case of Regime beneficiaries, introduce goods of national or foreign origin into that zone, without paying any duties or taxes during a process, a marketing procedure or a sale of services. It is also a space that has no resident population, and received authorization, in accordance with Executive Resolution number 505-2008, August 7, 2008, and Article 3 of Session number 177-2006 of the Board of Directors of Corporación de la Zona Franca de Exportation of October 30, 2006 to be managed by B.T CONSULTING AND SERVICES SOCIEDAD ANÓNIMA, corporate identification number 3-101-277443, and operate as such, this Park will establish commercial and service companies.

Article 2. Generalities

These Regulations sets forth the rules and procedures in connection with the operational functioning of the Park as well as the various obligations of management and the companies that own or lease industrial units.

Article 3. Scope

The application and interpretation of these Regulations must seek the best functioning and operation of the Park in all scopes, as well as the appropriate customs control for the entrance and exit of goods, vehicles and persons. These Regulations are an integral part of the leases or the sales agreements, and are binding to the companies established there now or which may be established there in the future, as well as to visitors who used the Park on a temporary or a

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permanent basis. The failure to comply with these Regulations shall be considered a breach of the leases or agreements.

Article 4. Definitions

Customs: The administrative technical office in charge of customs proceedings, control over the entrance, stay and exit of merchandises, and coordination of any customs activities developed in its zone of territorial jurisdiction.

Control Customs Office: Customs office that exercises control over the merchandises subject matter of the commercial movement.

Public Function Aid: Individual or legal entity that usually conducts operations of customs nature.

General Customs Directorate: National highest body with regard to customs matters.

The Park: The Ultrapark II Park and Free Zone, located in Lagunilla de Heredia.

Companies: The companies established within the Park, beneficiaries under the Free Zone Regime.

Management: The company B.T CONSULTING AND SERVICES S.A

Free Zone Regime Law: Law number 7210 of November 23, 1990, as amended, and it’s Regulations.

General Customs Law: Law number 7557 of November 8, 1995, and its Regulations.

Materials and Merchandises: All those that as a result of the activities of the companies may be incorporated to the Free Zone Regime.

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Personnel: The administrative personnel, executives and employees that work for the various companies established within the B.T. Consulting and Services S.A Industrial Park and Free Zone.

PROCOMER: Promotora de Comercio Exterior de Costa Rica.

Regulations: These Internal Regulations of Operation of the B.T. Consulting and Services S.A and Free Zone.

Visitors: Any individual who may visit the B.T. Consulting and Services S.A Park and Free Zone for any reason.

Free Zone: Geographical area of a country that is considered outside its customs territory, for the establishment of a group of companies that can introduce goods into that Zone without paying duties and taxes.

CHAPTER II: OBLIGATIONS

Article 5. Obligations of the Park

The B.T. Consulting and Services S.A Park and Free Zone has the following obligations:

1.	To give notice to the Control Customs Office and to PROCOMER of the occurrence of any change of location, lease of new warehouses or any abnormal movement of the companies installed within the Park.

2.	To enforce the circular notes issued by the General Customs Directorate that may concern it as a Public Customs Function Aid.

3.	Upon the cease of operations of a company installed within the Park, to give notice forthwith to the customs office, the General Customs Directorate and PROCOMER.

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4.	To provide the General Customs Directorate with a customs office and also the facilities and assistance required by it to comply its responsibilities concerning the supervision and inspection of the materials and merchandises going in and out the Free Zone.

5.	To provide the customs office with any telephone lines required for communication.

6.	To provide the customs office with equipment, furniture and any services required for its normal operation.

7.	To establish the controls necessary for the entrance and exit of merchandises, persons, vehicles and contracting, as well as in connection with any other rules established by the applicable laws and regulations.

8.	To provide the Park with surveillance personnel to guarantee the safety of goods and persons within the Park as well as to enforce the aforesaid provisions.

9.	To issue Regulations to regulate the functioning and operation of the Park, as well as to communicate them to users and post them in a visible place within the Park. Likewise, to conduct training activities directed to the companies, beneficiaries or not, installed within the park and those in charge of surveillance.

10.	To maintain the access to the Park and the ways within the Park in adequate condition.

11.	To implement the project in strict compliance with the terms of the Executive Resolution.

12.	To efficiently provide to the companies, beneficiaries or not, installed within the Park, services that are basic to their operation (electric power, water, electric lighting, telephone, hydrants, sewerage system, etc.).

13.	To see to the correct application of the laws and regulations related to the management and operation of the Park.

14.	To abide by any other applicable legal and regulatory provisions as well as those issued by PROCOMER and the General Customs Directorate in their respective fields of competence.

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Article 6. Obligations of the Beneficiaries

The Free Zone Regime beneficiaries established within the Park shall have the following obligations:

1.	To report to the Management any change or situation that may affect the undertakings acquired with the country, PROCOMER, the General Customs Directorate, the Park Management and other authorities, as appropriate.

2.	The Companies shall be responsible to maintain the industrial units in the best physical condition in accordance with their original design (painting, front, fences, signs, etc.), including the green areas of each land.

3.	To report to Management, by means of a preliminary project, of any complementary work, modification or improvements that the Company may wish to build in the industrial units, in order to receive the approval and authorization of the Park Management.

4.	To abide by the provisions of the Free Zone Regime Law, the General Customs Law, as well as all those Laws in force not previously regulated, which may be necessary in one way or the other to secure the adequate functioning and operation of the Regime beneficiary Company.

5.	To comply with all the basic obligations of Public Function Aid.

6.	Each Company shall provide, as deemed pertaining, a duly conditioned location for the employees to eat their meals. No person can take his/her food to sidewalks or to the streets or to green areas. The supervisors of the personnel of each Company shall see to the enforcement of and full compliance with this subsection.

7.	To contribute to the maintenance of the environment by installing the equipment necessary to prevent atmospheric contamination and procure the welfare and health of the workers and persons installed within the Park.

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8.	To abide by the provisions of Article 16 of Law 7210, as well as those of Chapter XIII of the Regulations with regard to the procedure for wastage, byproducts and waste generated by the productive process.

9.	To identify their personnel by means of identification cards. Such cards shall at least specify the name of the person, the logo of the Company and the picture of that individual. Likewise, the vehicles of the employees shall bear a special decal which shall be requested by the beneficiary companies to Management for the purpose of their identification at the surveillance post.

CHAPTER III: SYSTEM OF CONTROL OF THE ENTRANCE AND

EXIT OF GOODS, VEHICLES AND PERSONS

Article 7. Customs Control System

In view of the fact that the Park is a Primary Customs Zone where a group of Companies are established and can introduce goods into that zone without paying duties or taxes on them, all Companies established shall be subject to customs controls over the entrance and exits of materials and merchandises, persons and vehicles, as set forth in Articles 14 and 19, subsection f) of Law 7210 and Article 22 of the General Customs Law. According to the geographical location of the Park, the Santamaria Customs Office shall have customs jurisdiction.

Article 8. Entrance and Exit of Goods

The entrance, arrival or exit of materials and merchandises into and from the Park shall take place at the locations allocated to that purpose. Transportation units and vehicles shall be taken to the Customs office for the appropriate Customs Control. The information required in accordance with Article 64 of the Regulations to the Law 7210 shall be provided, except for donations and local purchases, whether taxed or exempted.

The loading or unloading of the Merchandises shall proceed after the legal receipt of the transportation unit or vehicle.

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The Park shall have a surveillance force, in charge of guaranteeing the security and control of the Materials and Merchandises to be traded and which are within national territory without payment of duties and taxes.

Article 9. Entrance and Exit of Vehicles

The entrance, the arrival or the exit of the vehicles of visitors, transportation vehicles or vehicles of employees into and from the Park shall take place at the locations allocated to that purpose and in accordance with the appropriate schedule. In addition to the aspects indicated in Article 6 subsection 9 and in the foregoing Article, the drivers of the vehicles that are not members of the personnel of the companies shall identify themselves at the surveillance or control post, for purposes of the effective registration of the vehicles and to indicate the reasons or motive of the visit, indicating the following to the security officer: name of driver, vehicle’s plate number, number of identity card or passport of the driver, origin, address, reason for entrance, entrance and exit time, and Company being visited.

The following vehicles shall obtain a special permit and the authorization of the Park’s authorities before entering:

- any light or heavy vehicles necessary for the development or operation of the Park, that is, those required for transportation of raw materials, the components or the finished products under the Customs Control System of the Park,

- vehicles that belong to the government entities responsible for the Regime.

The heavy vehicles that provide the services of transportation of raw materials, the components or the finished products shall park in the loading zone or platform of the respective Company. The parking of heavy vehicles in public roads is prohibited. The demarcations for the parking of light vehicles do not apply to heavy vehicles. If there is any mass movement of vehicles at the loading platform of a Company, thus making it temporarily insufficient, Management shall indicate to the Companies the areas where heavy vehicles can park for the time in question.

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The surveillance post in accordance with Management’s direction reserves the right of admission whenever it may deem it convenient or any doubt arises. Likewise, Management can prevent any vehicle from leaving the Park after making the inspection, based on the aforesaid motives.

The vehicles entering the Park shall respect the transit signs stipulated by the Ministry of Public Works and Transportation, as well as those areas allocated to or exclusively demarked for parking.

Management will reserve the wright to tow-away a vehicle parked in unauthorized space, the owner of the vehicle should pay the expense charges plus a fine of fifty dollars, that can be charged it to the condominium, Lessee or owner of title of the condominium parcel who is a visitor or employee.

Article 10. Entrance and Exit of Persons

The entrance and exit of visitors or employees into and from the Industrial Park shall take place at the places allocated for the purpose and in accordance with the appropriate schedule. In addition to the aspects indicated in Article 6, subsection 9, visitors shall identify themselves at the surveillance or control post, for their effective registration and to indicate the reasons or motives of the visit.

The Companies installed within the Park and the Park Management shall provide their employees with an identification card containing at least the following information: name of the Company, full name of the worker, identity card number, recent photo, signature of bearer and signature of authorizing executive.

The personnel of the Companies shall have free access to the Park during the business hours established for the purpose by said Companies. However, when entering or exiting through the predetermined entrance and exit areas, they shall wear in a visible place their identification card, mentioned in the foregoing paragraph. The Companies shall be responsible of submitting the lists of their work schedules to the Park Management, as well as the names of the workers authorized to enter the Park.

Unless they have a specific authorization of the Park Management, street vendors within the Park shall be prohibited.

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The surveillance post in accordance with Management’s directions reserves the right of admission whenever it is deemed convenient or when any doubt may arise. Likewise, the post can prevent any person from leaving the Park after making the inspection, based on the aforesaid motives.

CHAPTER IV: PARK SERVICES

Article 11. Basic Services

The Park shall provide the basic services of electric power, water, electric lighting, telephone, telecommunications, hydrants, sewerage system, and surveillance services, among others, which are necessary for the operation and good functioning of the Companies. In addition, the Park has a full network of streets and sidewalks for pedestrians, as well as the platforms for vehicles.

Management shall not be responsible for the interruption of those basic services specified in the foregoing paragraph which are provided by third parties, such as the case of such public utilities like electric power, water or telecommunications.

If the Park Management has previous knowledge that any of these services is going to be interrupted, it shall report this to the Companies in order that they may take the appropriate previsions.

Likewise, Management shall see to the maintenance and cleanliness of all the common areas, being understood as the main accesses to the Park and the recreational zones for the use of the workers.

Article 12. Garbage Collection Service

Management shall coordinate the acquisition of garbage and waste collection services by means of the services of the Municipal Government of Heredia or a private company.

The Companies established within the Park are required to use the system for collection of any waste that is not part of the productive process of the Companies. Therefore, it is absolutely

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prohibited to the Companies or to individuals:

1. to dump or accumulate solid waste at sites not specifically authorized for that purpose;

2. to use inadequate means to transport or accumulate solid waste; and

3. to proceed to use, treat or finally dispose of such waste by means of systems that are not approved by the Park Management, in accordance with the standards established by the Ministry of Health, the Municipal Government of Heredia, or by a private company, if this is the one providing said service.

The Park has provided containers for solid waste, which are located in common green areas and strategic sites. Management shall have the responsibility of keeping said containers in optimal condition. However, the Companies have to collaborate by promoting their use and care among their employees.

The waste generated by the operation of each Company shall be deposited in easily movable closed containers provided by the Companies themselves and located in the sidewalks only on garbage collection days.

Article 13. Industrial Waste

The Park does not have a service of collection of industrial waste. Therefore, the Companies installed within the Park are solely and exclusively responsible for the collection of such waste.

Based on the above, the free flow of industrial waste waters is prohibited, in particular in the following cases:

a) The discharge of industrial waste water to the sanitary sewerage system is prohibited. Management can authorize said discharge when previously authorized by the Health authorities, and following their instructions directed to make said discharge innocuous, prevent any damage to the draining system or prevent the contamination of water ways or sources, the soil and the air, or any other risk to human health that may be derived from an inadequate final drainage of the sewers.

b) It is absolutely prohibited to discharge of sewage, waste waters and industrial residuals into

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the rainwater sewers.

Article 14. Wastage, Waste and Byproducts

Those Companies that dispose of wastage, byproducts and waste during their productive process shall follow the procedure established in Article 16 of Law 7210, as well as the provisions of Chapter XIII of the Regulations. Garbage cannot be accumulated or dump in areas not authorized for the purpose.

CHAPTER V: CONSTRUCTIONS

Article 15. Constructions

Before making any complementary construction, modifications, improvements or additional facilities (electrical, mechanical, etc.) at their respective industrial units, the Companies shall submit a preliminary project of said constructions for the approval of the Management. This preliminary project has to include all the relevant information, such as the architectural design, their location within the industrial unit or the land, connections to Park services, as well as all other requirements established by public regulatory agencies to grant the respective permits, in accordance with the applicable laws and regulations.

Management reserves the right to make suggestions and propose changes before approving the plans within a term of seven business days following the initial presentation of the plans for approval thereof.

The Companies can submit the construction plans to the public regulatory agencies to obtain the constructions permits only after receiving Management’s written approval of said plans.

Once the plans have been duly approved by the Park Management as well as the public regulatory agencies, the respective Company shall submit a final set of the plans to the Park Management, which shall be withheld by it for purposes of verification and supervision during the construction process.

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Article 16. Fences

The construction of mesh fences and live windbreaks up to three meters high in the perimeters of each lot shall be permitted with Management’s prior written consent. The construction of solid barriers is strictly prohibited and not permitted under any circumstance.

Article 17. Signs

The placement of any type of sign by the Companies established within the Park shall have the prior written consent of the Park Management. In any case, the signs shall be placed within the lots of each Company, and have the appropriate size and design.

The signs can be placed directly on the building and preferably on the upper portion of its facade.

Article 18. Painting

The Companies shall be responsible for the maintenance of the painting of their office units and expansions, in order to prevent the deterioration of the image of the Park.

The Companies cannot paint their office units in colors other than those originally used and approved by the Park Management, unless they have Management’s prior written consent for it. Likewise, the color of the painting used in any complementary constructions built by the Companies shall have Management’s prior written consent.

Article 19. Facade of the Buildings

The Companies cannot change the facade of the buildings, unless they have the prior written consent of the Park Management,

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CHAPTER VI: MAINTENANCE

Article 20. Areas to be maintained by the Companies

The maintenance of the industrial units occupied by each Company shall be the exclusive responsibility of the respective Company, including their service and administrative areas.

The Companies shall be responsible for the adequate maintenance of parking zones and the decoration of the industrial units occupied by them, in particular the areas of slopes and gardens, to prevent their deterioration or destruction.

CHAPTER VII: HEALTH AND ENVIRONMENTAL PROTECTION

Article 21. Authorization of the Ministry of Health

All individual or legal entities that wish to establish an industry within the Park shall have the appropriate authorization of the Ministry of Health to install, operate, and modify in any way the originally approved activity. They shall also be responsible for obtaining any other necessary authorization from the appropriate regulatory agencies to conduct their activities.

Article 22. Restrictions to Companies

All the Companies are required to contribute to the promotion and maintenance of the conditions within natural and artificial environments that permit to meet the vital and health needs of the resident population, as well as to promote the good habits and hygiene practices of their workers.

The operation within the Park of establishments that constitute an inconvenient, dangerous or unhealthy element for the environment, due to the maintenance conditions of the industrial units, the systems employed in the performance of their operations, the procedure for disposal of waste materials and fumes, or the noise produced by the operation shall not be permitted. Therefore, no Company, which activities or the conditions under which they are conducted, or which materials or waste products employed, manufactured or released, or which storage of toxic, corrosive, flammable or explosive substances, may originate effects that may threaten or damage the health

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of the workers or the environment or other Companies, or which may effectively cause immediate and severe damage to the lives of the workers and neighbors, can be established or operate within the Park.

Those Companies, which activity may be inconvenient, unhealthy or dangerous, and those that operate in violation of the applicable environmental and health legislation and regulations, can be closed by the environmental and health authorities without liability for the Park Management.

The owners, managers and legal representatives of the Companies are required to follow the orders or instructions of the environmental and health authorities directed to end or mitigate any unhealthy, dangerous or inconvenient factors that may exist.

The Companies cannot undertake activities other than those originally proposed. In order to modify these activities, the Companies require the prior written consent of the Park Management.

Article 23. Conditioning of the Industrial Units

The Companies established within the Park shall be required to provide the industrial units occupied by them with the equipment or systems necessary to prevent discharges, emissions, fumes or noises produced by their industrial activities, which might contribute to atmospheric pollution.

Likewise, the Companies are required to have adequate systems to prevent the contamination of the work inner environment and prevent risks or hazards to the health and welfare of their personnel and those of third parties.

Article 24. General Health Law

All aspects related to the environmental protection and the health of the population shall be governed by the orders issued by the Ministry of Health and by the provisions of the General Health Law.

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CHAPTER VIII: SOCIAL SECURITY AND WORK RELATIONSHIPS

Article 25. The Reporting Duty of Companies

Companies are required to submit to Management a complete list of their personnel and report any termination, resignation and employment of workers within five calendar days after they occur, providing the information necessary for their registration and control by Management, as well as to withdraw from circulation the identification cards of those employees terminated or who have resigned for any reason.

Companies shall also give to Management a list of the names of the persons within each Company that can authorize the entrance of vehicles of visitors or other persons into the Park.

Article 26. Work and Safety Standards

Companies are required to comply with all the regulatory and legal provisions related to safety and hygiene at work, to strengthen as much as possible good work relationships. In particular, they are required to provide employees with the insurance coverage stipulated in our Labor Code.

The Companies shall comply with the applicable work standards and the provisions established by the appropriate agencies.

CHAPTER IX: CONTROLS

Article 27. Control of the Personnel of the Companies

The Companies are required to establish the control systems they may deem convenient to prevent their employees to use or unduly remove equipment, materials, components, finished products, etc., at or from their industrial units, thus causing severe problems with Customs Control to the Company and the Park Management.

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Management recommends personnel to bring only their lunchbox in a small bag that can be easily inspected at the time they leave work, and the Company has to be very strict in complying with these provisions.

For this purpose, Management reserves the right to conduct additional inspections through its security personnel, if considered necessary.

The personnel of the Companies or the security personnel of the Park are required to report to Management any irregularity they may detect in this sense, for the good progress of the Companies, their prestige and that of the Park.

Article 28. Surveillance and Control Posts

Management shall provide general surveillance and security services for the Park twenty-four hours a day.

The Companies can freely retain the services of private security companies for the surveillance and protection of their facilities in particular, which shall be paid by the Companies themselves, and the procurement of the services and the operation shall be performed in coordination with Management to prevent accidents or duplications.

The Park shall have the surveillance and control posts and the surveillance personnel that may be required by Customs Management.

The Companies established within the Park shall comply with the regulations set forth by the Customs Management within its facilities.

Park surveillance shall be under the responsibility of Management, having the authority to supervise the following:

1.	Compliance with the provisions on entrance, duration of stay and exit of individuals, vehicles and goods;

2.	Protection of individuals;

3.	Protection of the assets of the Park and the Companies;

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4.	Compliance with the provisions on environmental protection and safety;

5.	Any other functions that the Management may assign to it in connection with surveillance and security activities.

CHAPTER X: FINAL PROVISIONS

Article 29. Amendments to the Regulations and Communication Thereof to the Companies

These Regulations do not exclude the rest of the legal, regulatory or contractual obligations applicable to the Companies established within the Park.

These Regulations can be amended or added by Management in accordance with the needs of the Park to appropriately conduct the activities to be developed within the Park, provided, however, that said amendment or addition does not cause any damages to the Companies previously established within the Park.

The Companies that may consider themselves injured by the addition or amendment to the Regulations shall indicate this to Management within eight business days following written notice of the addition or amendment. If they fail to do it within said term, it shall be assumed that they are waiving this right and it shall be understood that no damages have been caused to the Company.

In the event of opposition to any addition or amendment by one or more Companies, the additions or amendments disputed shall not be implemented until the Companies that have expressed their opposition consent to their implementation.

The provisions of the foregoing paragraph shall not be applicable in the case that the addition or amendment does not arise out of the discretion of Management, but as consequence of a change in the applicable legislation or regulations, or as a result of general directions or orders mandatory for Management and/or the Companies.

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LUIS MIGUEL CARBALLO PEREZ, NOTARIO CON OFICINA ABIERTA EN LA CIUDAD DE SAN JOSE, CERTIFICA: Que con vista en la inscripción al Registro Público en la Sección Mercantil al tomo mil trescientos cuarenta y cinco, folio ciento cincuenta y nueve, asiento ciento setenta se encuentra inscrita la constitución de la compañía ATARDECER OSCURO SOCIEDAD ANONIMA, cédula jurídica número tres-ciento uno-doscientos setenta y siete mil cuatrocientos cuarenta y tres, domiciliada en La Aurora de Heredia Zona Franca Ultrapark, edificio seis B, oficina uno. Que en el mismo Registro y sección al tomo mil quinientos ochenta y cinco, folio ciento cincuenta y cuatro, asiento doscientos uno se encuentra inscrito el documento donde se modifica la razón social de la compañía para que en adelante se llame B.T. CONSULTING AND SERVICES SOCIEDAD ANONIMA, número de cédula jurídica tres-ciento uno-doscientos setenta y siete mil cuatrocientos cuarenta y tres. Que en el mismo Registro y sección al tomo mil seiscientos veintidós, folio ciento veintitrés, asiento ciento diecinueve, le corresponde al Presidente y al Secretario la representación Judicial y Extrajudicial de la compañía con facultades de Apoderados Generalísimos sin limite de suma, de acuerdo a lo establecido en el artículo mil doscientos cincuenta y tres del Código Civil, pudiendo actuar conjunta o separadamente, podrán otorgar o sustituir dichos poderes en personas que sean miembros o no de la Junta Directiva en forma parcial o total, general o especial, revocarlos y hacerlos de nuevo sin perderlos en ningún momento de la compañía B.T. CONSULTING AND SERVICES SOCIEDAD ANONIMA. Asimismo en el mismo Registro, Sección de personas jurídicas al tomo quinientos setenta y tres, asiento ochenta mil cuarenta y siete, consecutivo cero uno, el cargo de PRESIDENTE lo ejerce el señor CARLOS PIEDRA JURADO, mayor, casado una vez, Perito Agrícola, vecino de Curridabat, de Pops cien metros al este, trescientos al norte, cien al este y cincuenta al norte, cédula de identidad número tres-doscientos doce-ciento cuarenta y dos. El suscrito notario da fe tanto que la sociedad como los nombramientos están vigentes a esta fecha. Lo omitido no modifica, altera, condiciona, restringe ni desvirtúa lo trascrito. Certifico en relación. ************************************************************

Se extiende la presente certificación número ciento treinta y cuatro-dos mil once, a las nueve horas del día diecinueve de setiembre del dos mil once a solicitud del señor Carlos Piedra Jurado. Dada en la ciudad de San José. Se agregan y cancelan los timbres de ley.

/s/ Luis Miguel Carballo Perez
LUIS MIGUEL CARBALLO PEREZ

CERTIFICACIÓN NÚMERO CINCUENTA Y CINCO—DOS MIL ONCE: VICENTE AURELIO LINES FOURNIER, NOTARIO PÚBLICO CON OFICINA ABIERTA EN EL BUFETE ARIAS & MUÑOZ, CENTRO EMPRESARIAL FÓRUM, EDIFICIO C, OFICINA UNO C UNO, POZOS DE SANTA ANA, SAN JOSÉ, DE CONFORMIDAD CON EL CÓDIGO NOTARIAL CERTIFICO: Con vista en el Registro de Personas Jurídicas del Registro Nacional de la República de Costa Rica, bajo la cédula de persona jurídica número tres—ciento dos—seiscientos treinta y cuatro mil doscientos cuarenta y tres, tomo dos mil once, asiento ciento nueve mil seiscientos cuarenta y cinco: PRIMERO: La existencia y vigencia actuales de la sociedad denominada “TRES—CIENTO DOS—SEISCIENTOS TREINTA Y CUATRO MIL DOSCIENTOS CUARENTA Y TRES SOCIEDAD DE RESPONSABILIDAD LIMITADA”, con cédula de persona jurídica número tres—ciento dos—seiscientos treinta y cuatro mil doscientos cuarenta y tres, con domicilio en Centro Empresarial Fórum, Edificio C, Oficina uno C uno, en Pozos, Santa Ana, San José. SEGUNDO: Que con vista en la referida cédula jurídica, la representación judicial y extrajudicial de la sociedad corresponde tanto al GERENTE como al SUBGERENTE, quienes tienen facultades de APODERADOS GENERALÍSIMOS SIN LÍMITE DE SUMA, conforme los dispone el artículo mil doscientos cincuenta y tres del Código Civil, pudiendo actuar conjunta o individualmente. Ei gerente y subgerente podrán además sustituir su mandato, reservándose siempre el ejercicio del mismo, revocar sustituciones y hacer otras de nuevo, sin perder nunca su poder, así como otorgar y revocar toda clase de fianzas y poderes incluyendo judiciales y los necesarios para operar cuentas bancarias, sin perjuicio de los poderes que por su parte podrá otorgar la Asamblea de Cuotistas. TERCERO: Que la señora CAROLINA FLORES BEDOYA, mayor de edad, casada una vez, abogada, cédula de identidad número uno-ochocientos sesenta—quinientos nueve, vecina de Escazú, ciento veinticinco metros norte del Restaurante Tiquicia es GERENTE de la compñía. El suscrito Notario advierte bajo su responsabilidad que lo anterior se trata de una transcripción en lo conducente y que lo omitido no modifica, altera, condiciona, restringe ni desvirtúa lo transcrito. ES CONFORME. Se agregan y cancelan las especies de ley. Expido la presente certificación a solicitud de TRES—CIENTO DOS—SEISCIENTOS TREINTA Y CUATRO MIL DOSCIENTOS CUARENTA Y TRES SOCIEDAD DE RESPONSABILIDAD LIMITADA San José, a las once horas del veintiocho de setiembre de dos mil once.

/s/ Vicente Aurelio Lines Fournier
VICENTE AURELIO LINES FOURNIER